Exhibit (99.1)

EASTMAN KODAK COMPANY


Media Contact:
David Lanzillo, 585-781-5481, david.lanzillo@kodak.com


Kodak Names ConAgra Foods CFO Frank Sklarsky to Succeed
Robert Brust

Sklarsky to Become New Kodak CFO on Nov. 13


ROCHESTER, N.Y., Oct. 3 - Eastman Kodak Company today named Frank S. Sklarsky to succeed Robert H. Brust as the company's Chief Financial Officer.
  Sklarsky, 49, is Executive Vice President and CFO of ConAgra Foods Inc. He will join Kodak on Oct. 30 as Executive Vice President, and will become the CFO effective Nov. 13, subsequent to the company's filing of its Third-Quarter Form 10-Q with the Securities and Exchange Commission. Sklarsky will report to Kodak Chairman and Chief Executive Officer Antonio M. Perez.
  Brust, 63, announced in January his intention to retire on Feb. 1, 2007. During this interim, he will remain with the company as an Executive Vice President, and will assist Sklarsky in his transition.
  At ConAgra, one of North America's leading packaged food companies, Sklarsky implemented a new financial organization, significantly strengthened the balance sheet, and played a major role in building credibility with the investment community. He also helped expand profit margins at the $14 billion company. Prior to ConAgra, which he joined as CFO in 2004, Sklarsky was a senior financial executive at DaimlerChrysler and Dell Inc. In his 26-year career, he has developed a reputation for improving the financial operations, as well as the overall financial performance, of the companies he has served.
  At Kodak, as with ConAgra, Sklarsky will be responsible for worldwide financial operations, including Financial Reporting and Analysis, Treasury, Audit, Controllership, Tax, and Investor Relations. Sklarsky also will have responsibility for Information Technology functions, Purchasing and Global Shared Services.

  "Frank is exactly the right CFO at this moment in Kodak's historic transformation," Perez said. "Frank was a key player in the financial and operational improvements achieved by ConAgra, as he was at DaimlerChrysler and Dell. He understands the challenges of large, complex companies that are going through great change, and he also understands the speed and urgency demanded by digital markets. I am confident that Frank will build on the significant contributions of Bob Brust as we work together to extend Kodak's leadership in digital markets."
  Sklarsky, a native of Buffalo, New York, is a 1978 graduate of the Rochester Institute of Technology. He received an MBA from Harvard Business School in 1983.
  "I am thrilled to be joining the company at this exciting time in its transformation," Sklarsky said. "I was attracted to Kodak's innovative portfolio of commercial and consumer imaging products, all of which contribute to making life richer and more enjoyable for our customers. The combination of a global iconic brand and powerful intellectual property further positions Kodak to achieve sustained success in digital markets. The company has significant opportunities to achieve margin expansion in those markets, and I consider it a privilege to be given the responsibility to help pursue those opportunities with Antonio and the world-class team he has assembled."
  Sklarsky was recruited by ConAgra in late 2004 from DaimlerChrysler, where he was Vice President, Product Finance, a position he held between 2001 and 2004. Prior to that, he spent more than one year as Vice President, Corporate Finance, and Vice President of Dell's $5 billion consumer business. Sklarsky left Dell when DaimlerChrysler recruited him back to assist with the company's turnaround efforts.
  Sklarsky first joined DaimlerChrysler in 1983, and held a series of increasingly responsible finance positions before leaving for Dell in 2000. At the time of his departure for Dell, he was DaimlerChrysler's Vice President, Corporate Financial Activities. He also has had financial responsibility for procurement, product quality, cost management and worldwide manufacturing during his tenure.
   Prior to DaimlerChrysler, Sklarsky, a certified public accountant, served as a Senior Accountant at Ernst & Young International from 1978 to 1981.

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